As filed with the Securities and Exchange Commission on December 1, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELPHI TECHNOLOGIES PLC

(Exact name of registrant as specified in its charter)

Jersey	98-1367514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Courteney Road

Hoath Way

Gillingham, Kent ME8 0RU

United Kingdom

(Address of Principal Executive Offices)

Delphi Technologies PLC Long-Term Incentive Plan

(Full title of the plan)

James Harrington

Courteney Road

Hoath Way

Gillingham, Kent ME8 0RU

United Kingdom

011-44-163-423-4422

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.01 per share	7,500,000(1)(2)	$52.875(3)	$396,562,500(3)	$49,373

(1)	Represents ordinary shares, par value $0.01 per share (“Ordinary Shares”), of Delphi Technologies PLC (the “Registrant”) issuable pursuant to the Delphi Technologies PLC Long-Term Incentive Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Ordinary Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Ordinary Shares as reported on a when-issued basis on the New York Stock Exchange on November 27, 2017, a date that is within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Registration Statement on Form 10 (Commission File No. 001-38110), initially filed on June 9, 2017, as amended by Amendment No. 1 filed on August 11, 2017, Amendment No. 2 filed on September 7, 2017, Amendment No. 3 filed on October 16, 2017, Amendment No. 4 filed on November 3, 2017 and Amendment No. 5 filed on November 13, 2017;

(b)	The Registrant’s Current Report on Form 8-K (Commission File No. 001-38110) filed on November 15, 2017; and

(c)	The description of the Ordinary Shares contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to the Registration Statement on Form 10 (Commission File No. 001-38110), initially filed on June 9, 2017, as amended by Amendment No. 1 filed on August 11, 2017, Amendment No. 2 filed on September 7, 2017, Amendment No. 3 filed on October 16, 2017, Amendment No. 4 filed on November 3, 2017 and Amendment No. 5 filed on November 13, 2017, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Registrant’s memorandum and articles of association, the Registrant is required to indemnify every present and former director, officer or employee of the Registrant out of the assets of the Registrant against any loss or liability incurred by such person by reason of being or having been such a director, officer or employee. Further, the Registrant’s directors may approve the Registrant’s purchase or maintenance of such insurance as is permitted by law for any director, officer or employee or former director, officer or employee of the Registrant in respect of any liability that would otherwise attach to such director, officer or employee or former director, officer or employee. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Memorandum and Articles of Association
4.2	Delphi Technologies PLC Long-Term Incentive Plan
5.1	Opinion of Carey Olsen
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Carey Olsen (included in Exhibit 5.1)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on December 1, 2017.

DELPHI TECHNOLOGIES PLC

By:	/s/ Liam Butterworth
Name:	Liam Butterworth
Title:	President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 1, 2017.

Signature	Title

/s/ Liam Butterworth Liam Butterworth	President (Principal Executive Officer)

/s/ Joseph Massaro Joseph Massaro	Vice President and Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph S. Cantie Joseph S. Cantie	Director

/s/ David Sherbin David Sherbin	Director